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                                                                   EXHIBIT 10.10

                               USWEB CORPORATION

                        MANAGEMENT CONTINUITY AGREEMENT



     This Management Continuity Agreement (the "Agreement") is made and entered into effective as of 2/12/96, by and between Jim Heffernan (the
                     -------                 -------------
"Employee") and USWeb Corporation, a Utah corporation (the "Company").

                                R E C I T A L S

     A. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company.

     B. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.
The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     C. The Board believes that it is imperative to provide the Employee with certain benefits upon termination of employment or upon a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Base Compensation. "Base Compensation" shall have the meaning assigned to it in Section 3 of this Agreement.

          (b) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee or his associates at the expense of the Company or its shareholders, (ii) committing a felony or an act of fraud against the Company or its affiliates and (iii) continued violations by the Employee of the Employee's obligations under this Agreement which are
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demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

          (c) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

              (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than SOFTBANK Corporation and/or any of its affiliates (collectively, "SOFTBANK") becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

              (ii) A merger or consolidation of the Company with any other corporation or business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

              (iii) Effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company's assets.

          (d) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space, support staff and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 50 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in
Section 8 below.

          (e) Disability. "Disability" shall mean that the Employee has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or

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the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     2. Duties and Scope of Employment. The Company shall employ the Employee in the position of Chief Financial Officer, as such position was defined in
                   -----------------------
terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors shall have the right, subject to the terms of this Agreement, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate. The Employee shall continue to devote his full business efforts and time to the Company and its subsidiaries. The Employee shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Employee's employment with the Company, the Employee shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its affiliated entities.

     3. Base Compensation. The Company shall pay the Employee as compensation for his services a base salary at the annualized rate of $200,000, along with
                                                         --------
such performance bonus amounts as the Board shall authorize, in its discretion, from time to time. Such salary shall be paid periodically in accordance with normal Company payroll. The annual compensation (including bonus amounts), together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation."


     4. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company and applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

      5. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

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     6.   Severance Benefits.

          (a) Termination Apart from Change of Control. In the event the Employee's employment is terminated in an Involuntary Termination more than 60 days prior to the occurrence of a Change of Control or after the 18-month period following a Change of Control (the "No-Change Period"), then the Employee shall be entitled to receive severance pay equal to 12 months' Base Compensation, to be paid out monthly at the same time as the Company's regular payroll is paid, and any other benefits that may then be established under the Company's existing severance and benefit plans and policies for employees generally at the time of such termination. In the event the Employee's employment is terminated voluntarily by the Employee during the No-Change Period, then no severance payment shall be made unless in accordance with the Company's existing severance and benefit plans and policies for employees generally at the time of such termination.

          (b) Termination Following A Change of Control. Subject to the limitation on payments set forth in Section 7 below, if the Company terminates the Employee's employment at any time 60 days or less before, or within eighteen
(18) months after, a Change of Control, and the Employee's employment is terminated by the Company in an Involuntary Termination, or Employee voluntarily terminates his employment with the Company, then the Employee shall be entitled to receive severance pay in an amount equal to the Employee's Base Compensation for the year immediately preceding or coinciding with the year of payment, whichever is greater. Any severance payments to which the Employee is entitled pursuant to this paragraph shall be paid in a lump sum within thirty (30) days of the Employee's termination.

          (c)  Unvested Stock and Options.

               (i) Subject to the limitation on payments set forth in Section 7 below, upon a Change of Control, the Company's right of repurchase in any unvested portion of any stock held by the Employee shall lapse, and the unexercisable portion of any option held by Employee to buy stock of the Company under the Company's stock option plans shall become immediately exercisable in full. In all other respects, the Employee's stock or option shall remain subject to the Board's discretionary authority as provided under the Company's stock and option plans.

               (ii) In addition to the above, if SOFTBANK acquires, cumulatively and in the aggregate, more than 50% of the outstanding shares of Preferred Stock (and/or shares of Common Stock issued upon conversion thereof) not owned by SOFTBANK on February __, 1996, then if the Employee's employment is terminated by the Company following such event, other than for Cause or as a result of the Employee's Disability or death, the Company's right of repurchase in any unvested portion of any stock held by the Employee shall lapse, and the unexercisable portion of any option held by Employee to buy stock of the Company under the Company's stock option plans shall become immediately exercisable in full. In all other respects, the Employee's stock or option shall remain subject to the Board's discretionary authority as provided under the Company's stock and option plans.

          (d) Termination For Cause. Notwithstanding anything else contained in this Agreement, if the Company terminates the Employee's employment for Cause, then the Employee

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shall not be entitled to receive severance or other benefits pursuant to this
Agreement, including acceleration of exercisability of stock options or vesting of stock purchased from the Company, except for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of such termination.

          (e) Medical Benefits. In the event the Employee is entitled to severance benefits pursuant to this Agreement, then in addition to such severance benefits, the Employee shall receive Company-paid health insurance coverage to the extent provided to such Employee immediately prior to the Employee's termination (the "Company-Paid Coverage") for the period set forth in this paragraph. If the Employee's health insurance coverage included the Employee's dependents immediately prior to the Employee's termination, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue for twelve (12) months following termination or until the Employee becomes covered under another employer's group health insurance plan, whichever occurs first. For purposes of the continuation health coverage required under COBRA, the date of the "qualifying event" giving rise to the Employee's COBRA election period (and that of his "qualifying beneficiaries") shall be the last date on which the Employee receives Company-Paid Coverage under this Agreement.

          (f) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement except (i) for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of such Disability or death and (ii) with respect to any stock held by Employee that is subject to vesting, one-half of such stock, in addition to shares already vested, shall become vested (with the Company's right of repurchase lapsing), and with respect to any option held by Employee to buy stock of the Company under the Company's stock option plans, the option shall become exercisable as to an additional one-half of the total number of shares subject to such option, in addition to shares as to which the option is already exercisable.

     7. Limitation on Payments. To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Code, as amended and, but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's benefits under Sections 6(b) and (c) above, as applicable, shall be payable either

          (a)  in full, or

          (b) as to such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis of the greatest amount of severance benefits under Sections 6(b) and (c) above, notwithstanding that all or some portion of such severance benefits may be taxable under Section

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4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

     8.   Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase of stock, purchase of assets, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

     9.   Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with the notice provisions of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of

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the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     10.  Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Jose, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

          (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this paragraph shall be void.

          (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

          (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another

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affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY                             USWEB CORPORATION



                                    By: /s/ Joe Firmage
                                        -----------------------------
                                            Joe Firmage

                                    Title:  CEO
                                          ---------------------------


EMPLOYEE                            /s/ James Heffernan
                                    ---------------------------------
                                        James J. Heffernan
                                    ---------------------------------
                                    (Print Name)

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